Exhibit 10.4

[Director Form]

THIS DOCUMENT CONSTITUTES PART OF A
PROSPECTUS COVERING SECURITIES THAT HAVE BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933

ANIXTER INTERNATIONAL INC. 2017 STOCK INCENTIVE PLAN
20[__] STOCK UNIT GRANT AGREEMENT

This Grant is made as of the [Date] day of [Month], 20[__] (“Date of Grant”) by Anixter International Inc., a Delaware corporation (the “Company”), to [First Name] [Last Name] (the “Director”) pursuant to the Anixter International Inc. 2017 Stock Incentive Plan (the “Plan”). In accordance with the Company’s current Director compensation program, $150,000 of the annual Board retainer ($325,000 of the Chairman’s annual retainer) is deferred into Stock Units under the Plan. In addition, the Director can elect, prior to the calendar year for which the Board services are performed, either (i) to defer all or a portion of the remainder of the annual Board retainer and, if applicable, all of the annual committee chair retainer and the Audit Committee member annual retainer, or (ii) to have such compensation paid in cash. The Director must also indicate in the election form the time at which the deferred Stock Units will be converted to shares of Common Stock and paid to the Director.
Board compensation is paid quarterly in advance of Board services to be rendered for the quarter, in Stock Units and/or cash as elected by the Director. The number of Stock Units is determined by dividing the amount of compensation due to the Director by the closing price of the Common Stock on the last trading day before the Grant date.
Pursuant to the above-named Director’s election, the following Stock Unit Grant is made with respect to the Director’s Board compensation for the ____ quarter of 20[__].
Section 1. Grant of Stock Units. On the terms and conditions stated herein, the Company hereby grants to the Director _____ fully vested Stock Units (the “Units”).
Section 2. Conversion of Units. The Units shall convert to shares of Common Stock and be distributed to the Director on the date previously elected by the Director.
Section 3. Prohibited Transfers. Any sale, hypothecation, encumbrance or other transfer of Units prior to the date the Units convert to shares of Common Stock is prohibited, unless the same shall have been consented to in advance in writing by the Company (which consent may be withheld in the sole discretion of the Company). Any attempted transfer that does not have the consent of the Company shall be void and of no effect.
Section 4. Change in Control. Upon a Change in Control as defined in the Plan, the Units shall convert to the same number of shares of Common Stock on the date of the Change in Control and be distributed to the Director no later than 30 days following the Change in Control. In the event the Common Stock is converted into other securities or cash, the Director shall receive such consideration in lieu of shares.
Section 5. Retention of Certificates and Any Distributions. The Treasurer or any Assistant Treasurer shall retain on behalf of the Director, until the Units are converted, all certificates and distributions pertaining to the Units, including dividend equivalents equal in value to the dividends that would have been paid had the Director been the actual owner of the number of shares of Common Stock converted pursuant to Section 2 or 4 above. Upon conversion, the certificates and all distributions (with or without interest on any cash distributions, as determined from time to time by the Company in its sole discretion) shall be distributed to the Director. In its sole discretion, the Company may reflect the issuance of shares on a non-certificated basis via book-entry in the records of the Company’s transfer agent.

[First Name] [Last Name]
20[__] Stock Unit Grant Agreement

Section 6. Distributions on the Director’s Death. Any distribution made pursuant to Sections 2, 4 or 5 following the Director’s death shall be made to the Director’s executors or administrators or any person or persons who have acquired the right to receive such distributions by the Director’s bequest or inheritance.
Section 7. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, assigns and personal representatives.
Section 8. Specific Performance. In the event of a breach of this Agreement by any party hereto, any other party hereto shall be entitled to secure specific performance of this Agreement in any court of competent jurisdiction.
Section 9. Notices. All notices and other communications required or permitted hereunder will be in writing and will be mailed by first-class mail, postage prepaid, addressed (a) if to Company at:
2301 Patriot Boulevard
Glenview, Illinois 60026
Attn: General Counsel

or at such address as Company will have furnished to the Director in writing, or (b) if to the Director at:
then current address in the records of Company

or at such other address as the Director will have furnished to Company in writing in accordance with this Section.
All notices and other communications to be given hereunder shall be given in writing. Except as otherwise specifically provided herein, all notices and other communications hereunder shall be deemed to have been given if personally delivered to the party being served, or two business days after mailing thereof by registered mail, return receipt requested, postage prepaid, to the requisite address set forth above (until notice of change thereof is served in the manner provided in this Section).
Section 10. Plan Document Governs. The Plan provides a complete description of the terms and conditions governing the Grant. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall govern. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
IN WITNESS WHEREOF, the Company has caused this Grant to be executed on its behalf by its officer duly authorized to act on behalf of the Company.

ANIXTER INTERNATIONAL INC.
a Delaware corporation

By:

Its: